EXHIBIT 2

EXECUTIVE OFFICERS AND DIRECTORS OF REPORTING ENTITIES

DOCOR INTERNATIONAL B.V.

DIRECTORS AND EXECUTIVE OFFICERS

Dr. Alon Dumanis, a citizen of the State of Israel, serves as a director and the chief executive officer of Docor International B.V. (“Docor”).  The business address of Dr. Alon Dumanis is Toyota Tower, 14th Floor, 65 Yigal Alon Street, Tel Aviv 6744316, Israel.  Docor has no other currently-serving directors or executive officers.

CRECOR B.V.

DIRECTORS

The following is a list of all directors of Crecor B.V. (“Crecor”) and certain other information with respect to each such director.

Name	Citizenship	Present Principal Occupation or Employment	Name, Principal Business and Address of any corporation or organization in which such employment is conducted*
Jacqueline Tammenoms Bakker	Netherlands	Various directorships	Non-executive Director of CNH Industrial and of Tesco PLCa and a member of the Supervisory Board of TomTom
Julia Neuberger	United Kingdom	Various directorships	Senior Rabbi of the West London Synagogue, Member of the House of Lords founding Trustee of the Walter and Liesel Schwab charitable trust
Steven Kaempfer	Switzerland	Various directorships	Member of the Advisory Council of the Amsterdam Institute of Finance
Sam Worthington	United States of America	Various directorships
Member of the Council on Foreign Relations, serves on the Advisory Committee for Voluntary Foreign Assistance (ACVFA) at USAID and the Inter-Agency Standing Committee (IASC) at the United Nations, member of the boards of the Van Leer Group Foundation, CIVICUS, U.S. Global Leadership Coalition and The Alliance to End Hunger.

Rein Van Gendt	Netherlands	Various directorships	Boards of several foundations, not for-profit organizations and corporations, e.g., BoardSource (USA), Rockefeller Philanthropy Advisors (USA) and the Jewish Humanitarian Fund (the Netherlands).
Gidoen Frank	Israel	Various directorships	Israel Electric Company
Jonathan Kestenbaum	United Kingdom	Various directorships
Chief Operating Officer at RIT Capital Partners PLC, the publicly quoted investment trust founded by Lord Rothschild. Chairman of Five Arrows Limited, the investment company controlled by Lord Rothschild’s family interests.

* Business address is Lange Houtstraat 2, 2511 CW, The Hague, The Netherlands.

EXECUTIVE OFFICERS

Dr. Alon Dumanis, a citizen of the State of Israel, serves as chief executive officer of Crecor.  The business address of Dr. Alon Dumanis is Toyota Tower, 14th Floor, 65 Yigal Alon Street, Tel Aviv 6744316, Israel.  Crecor has no other currently-serving executive officers.